March 2, 2000

Via Federal Express

Mr. James J. Jones
2715 Laurel Lane
Oak Harbor, WA 98277

            Re:         MIM Corporation/MIMRx.com

Dear J.J.:

            MIM Corporation, a Delaware corporation ("MIM"), is pleased to offer you employment as the President and Chief Operating Officer of its Continental Managed Pharmacy Services, Inc., d/b/a MIMRx.com (the "Company") subsidiary, on the terms and subject to the conditions set forth below. The terms and conditions of your employment, upon your execution and delivery of this letter to us, would be as follows:

1.      POSITION AND DUTIES:
        -------------------

President   and  Chief   Operating   Officer  of  the   Company,   with  overall
responsibility   for  the  business  and  operations  of  the  Company  and  its subsidiaries and affiliates including, but not limited to:

(i) Overall responsibility for sales and marketing plans of the Company's and its subsidiaries' products and services;

(ii) Subject to MIM's senior management, responsibility for the conversion and implementation of the conversion of the Company's business and operations to MIMRx.com, Inc. and the relocation of the Company's operations from Cleveland, Ohio to Columbus, Ohio; and

(iii)the hiring and termination of personnel in support of the Company, subject to the approval of MIM's Chief Executive Officer and Chief Operating Officer.

In such capacity, you shall report to, and shall have such further duties as shall be assigned to you by, MIM's Chief Executive Officer, Richard H. Friedman.

2.      TERM:
        ----

Subject to the execution and delivery of this letter and the Restrictive Covenants attached hereto as Exhibit A, your employment shall commence and shall continue until terminated by you or the Company. The first year of your employment shall terminate on December 31, 2000. Each year of your employment thereafter shall coincide with the calendar year.

Mr. James J. Jones
March 2, 2000
Page 2


3.      BASE COMPENSATION:
        -----------------

Your base salary shall be at the rate of $200,000.00 per calendar year, payable bi-weekly, or at such other times as other employees of the Company are paid generally. Your performance and compensation shall be reviewed twelve (12) months after the commencement of your employment and every twelve (12) months thereafter. However, any increase in your compensation shall be in the Company's sole and absolute discretion.

4.      BONUS COMPENSATION:
        ------------------

During your employment, you shall be eligible to receive bonus compensation under the Company's executive bonus program (the "Bonus Program") established for the benefit of senior executives of the MIM and its subsidiaries or any subsequent plan established generally for senior management of the Company. During your first year of employment ending December 31, 2000, you will only be entitled to receive the cash component of the Bonus Program pro-rata based on the number of days you were employed by the Company during the first year of your employment bears to a full calendar year.


Eligibility for the aforementioned bonuses will be premised upon your continuing employment through the end of the calendar year to which the bonus in any year of your employment relates, and will be subject to the terms and conditions of the Bonus Program. The Bonus Program was created to provide senior executives of the Company with cash and equity incentives upon reaching certain predetermined revenue, earnings and share performance goals. The terms and conditions of the Bonus Program shall be subject to the completion of definitive documentation with respect thereto and approval of MIM's compensation committee of its Board of Directors. If there shall exist any conflict between this Agreement (including Exhibit A) and the definitive documentation governing the Bonus Program, the definitive documentation (and not this Agreement) shall control.

All base, bonus or other compensation received shall be subject to applicable federal, state and local withholding and other taxes.

Mr. James J. Jones
March 2, 2000
Page 3

5.      TRANSPORTATION ALLOWANCE:
        -------------------------

During your employment, the Company will provide you with a monthly allowance of $500 for the use of an automobile.

6.      RELOCATION ALLOWANCE:
        --------------------

The Company will provide you with up to a $35,000 relocation allowance for reimbursement of actual expenses incurred by you with respect to your relocation to the Company's chief executive offices located in Elmsford, NY, You will receive your relocation allowance upon the later to occur of the following: (i) the completion of the move to your new primary residence in the Elmsford, NY vicinity, and seven days from and after your first day of employment with the Company. In either case, you would be required to present appropriate invoices evidencing payment or other appropriate documentation in support of such expenses.

You agree that you will repay to the Company all amounts paid to you or on your behalf under Section 6 hereof if you terminate your employment with the Company on or before November 1, 2001. In such event, all such amounts will be repaid by you on or before the last day of your employment.

7.  CONDITIONS TO EMPLOYMENT:
    ------------------------

Your employment shall be conditioned upon completion by the Company of reference checks with prior employers and others, satisfactory to the Company and MIM in its sole discretion. You agree that the Company has the right to make such inquiries and you acknowledge and agree that the Company may make such inquiries.

8.  PARTICIPATION IN HEALTH
    -----------------------
     BENEFIT PLANS; VACATION:
     -----------------------

During your employment with the Company, you shall be permitted, if and to the extent eligible, to participate in all employee health and other related benefit plans, policies and practices now or hereafter maintained by or on behalf of the Company, commensurate with your position with the Company. Nothing in this agreement shall preclude the Company from terminating or amending any such plans or coverage so as to eliminate, reduce or otherwise change any benefit payable thereunder. You will be entitled to four weeks of vacation. All such benefits may be amended or modified from time to time or terminated by the Company in its sole and absolute discretion.

Mr. James J. Jones
March 2, 2000
Page 4

9.      EXPENSES:
        --------

Subject to such policies as may from time to time be established by the Company's Board of Directors, the Company will pay or reimburse you for all reasonable and necessary expenses actually incurred or paid by you during the term of your employment in the performance of your duties under this agreement, upon submission and approval of expense statements, vouchers or other reasonable supporting information in accordance with the then customary practices of the Company.

10.     SEVERENCE; CHANGE OF CONTROL:
        -----------------------------

If, within the three-month period following a "Change of Control" (as defined below), you are terminated by the Company or a successor entity or you elect to terminate your employment after the Company or such successor entity materially reduces your duties and responsibilities, or assigns you duties materially inconsistent with your position prior to such Change of Control, then you shall be entitled to receive six (6) months salary and other benefits earned and accrued prior to the effective date of the termination of your employment (and reimbursement for expenses incurred prior thereto).

In addition, all outstanding unvested options held by you shall vest and become immediately exercisable and shall otherwise be exercisable in accordance with their terms. In such event, you shall also become vested in any pension or other deferred compensation other than pension or deferred compensation under a plan intended to be qualified under Section 401(a) or 403(a) of the Internal Revenue Code of 1986, as amended. Thereafter you shall have no further rights to any other compensation or benefits hereunder on or after the termination of employment or other triggering event, or any other rights hereunder.

For purposes of this Agreement, "Change of Control" means the occurrence of one of the following:

Mr. James J. Jones
March 2, 2000
Page 5

(i) a "person" or "group" within the meaning of sections 13(d) and 14(d) of the Securities and Exchange Act of 1934 (the "Exchange Act") becomes the "beneficial owner" (within the meaning of Rule 13d-3 under the Exchange
     Act) of securities of the Company (including options, warrants, rights and convertible and exchangeable securities) representing 50% or more of the combined voting power of the Company's then outstanding securities in any one or more transactions; provided, however, that purchases by employee benefits plans of the Company and by the Company or its affiliates shall be disregarded; or


(ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the operating assets of the Company; or

(iii)a  merger  or  consolidation,  or a  transaction  having a  similar  effect
     (unless such merger, consolidation or similar transaction is with a subsidiary of the Company or with another company, a majority of whose outstanding capital stock is owned by the same persons or entities who at that time own a majority of the Company's outstanding common stock (the "Common Stock")), where (A) the Company is not the surviving corporation,
     (B) the majority of the Common Stock of the Company is no longer held by the stockholders of the Company immediately prior to the transaction, or
     (C) the Company's Common Stock is converted into cash, securities or other property (other than the common stock of a company into which the Company is merged), and in each case, such merger, consolidation or transaction is not approved by a 2/3 of the Board of Directors of the Company and the MIM.

11.     RESTRICTIVE COVENANTS:
        ---------------------

Contemporaneously with the commencement of your employment, you shall execute and deliver the Restrictive Covenants substantially in the form attached hereto as Exhibit A, whereby, among other things, you will agree to not compete with the "Business" of the Company (as defined) during the term of your employment and for a period of one year following such termination and to not disclose to any third party any trade secrets or proprietary information relating to the Company, now or hereafter acquired by you.

12.     ASSIGNABILITY; BINDING
        ----------------------
        NATURE:
        -------

This agreement is binding upon, and will inure to the benefit of the parties hereto and their respective successors, heirs, administrators, executors and assigns. None of your rights or obligations under this agreement may be transferred by will or operation of law. The rights and obligation of the Company under this agreement may be assigned or transferred by operation of law in the event of a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company.

Mr. James J. Jones
March 2, 2000
Page 6

13.     ENTIRE AGREEMENT:
        ----------------

This agreement supersedes all prior agreements, together with the Restrictive Covenants attached hereto as Exhibit A, contains the entire agreement between the parties concerning the subject matter hereof.

14.     AMENDMENTS AND WAIVERS:
        ----------------------

This agreement may not be modified, amended, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

15.     NOTICES:
        -------

Any notice given hereunder must be in writing and will be deemed received when delivered personally or by courier, or five (5) days after being mailed, certified or registered mail, return receipt requested and duly addressed to the party concerned at the address indicated above or at such other address as such party may subsequently provide in writing.

16.     GOVERNING LAW :
        --------------

The agreement will be governed by, and construed and interpreted in accordance with the laws of the State of New York.

Mr. James J. Jones
March 2, 2000
Page 7

            If you are in agreement with the terms and conditions of your employment pursuant to this letter agreement, kindly execute this letter agreement in the space provided below and return it to the undersigned.

                                             Sincerely yours,

                                             MIM Corporation


                                             By: /s/ Richard H. Friedman
                                                ------------------------
                                                Name:
                                                Title:


AGREED TO AND ACCEPTED BY:

             /s/ James J. Jones
----------------------------------------
Name:       Mr. James J. Jones

                                                                       Exhibit A

                              RESTRICTIVE COVENANTS

     Covenant Against Competition; Other Covenants. The Executive acknowledges that (i) the principal business of the Company is the provision of a broad range of mail order and internet based sales of pharmaceutical products, including health and beauty aids, prescription drugs, vitamins, nutrients, over the counter drugs and other goods and products typically found in drug stores and other e-commerce pharmacy web (such business, and any and all other businesses that after the date hereof, and from time to time during the Term, become material with respect to the Company's then-overall business, herein being collectively referred to as the "Business"); provided, however, that Business shall not include any areas of business and/or services that the Company is not engaged in at such time that the Company is sold, merged, consolidated or any other event that would constitute a "Change of Control" (as defined in Section 9 of the Agreement), regardless of whether the successor or acquiring entity is then engaged in such other areas of business and/or services; (ii) the Company is dependent on the efforts of a certain limited number of persons who have developed, or will be responsible for developing the Company's Business; (iii) the Company's Business is national in scope; (iv) the Executive's work for the Company has given and will continue to give him access to the confidential affairs and proprietary information of the Company; (v) the covenants and agreements of the Executive contained in these Restrictive Covenants are essential to the business and goodwill of the Company; and (vi) the Company would not have entered into the Agreement (as defined below) but for the covenants and agreements set forth herein. Accordingly, the Executive covenants and agrees that:

     (a) At any time during his employment with the Company and ending one year following (i) termination of the Executive's employment with the Company (irrespective of the reason for such termination) or (ii) payment of any severance, whichever occurs last, the Executive shall not engage, directly or indirectly (which includes, without limitation, owning, managing, operating, controlling, being employed by, giving financial assistance to, participating in or being connected in any material way with any person or entity other than the Company), anywhere in the United States in (i) the Business and (ii) any material component of the Business; provided, however, that the Executive's ownership as a passive investor of less than two percent (2%) of the issued and outstanding stock of a publicly held corporation shall not be deemed to constitute competition.

     (b) During and after the period during which the Executive is employed, the Executive shall keep secret and retain in strictest confidence, and shall not use for his benefit or the benefit of others, except in connection with the Business and affairs of the Company and its affiliates, all confidential matters relating to the Company's Business and the business of any of its affiliates and to the Company and any of its affiliates, learned by the Executive heretofore or hereafter directly or indirectly from the Company or any of its affiliates (the "Confidential Company Information"), including, without limitation, information with respect to (i) the strategic plans, budgets, forecasts, intended expansions of product, service, or geographic markets of the Company and its affiliates,
(ii) sales figures, contracts, agreements, and undertakings with or with respect to customers, (iii) profit or loss figures, and (iv) customers, clients, suppliers, sources of supply and customer lists, and shall not disclose such Confidential Company Information to anyone outside of the Company except with the Company's express written consent and except for Confidential Company Information which is at the time of receipt or thereafter becomes publicly known through no wrongful act of the Executive or is received from a third party not under an obligation to keep such information confidential and without breach of these Restrictive Covenants or the Agreement. Notwithstanding the foregoing, this section (b) shall not apply to the extent that the Executive is acting to the extent necessary to comply with legal process; provided that in the event that the Executive is subpoenaed to testify or to produce any information or documents before any court, administrative agency or other tribunal relating to any aspect pertaining to the Company, he shall immediately notify the Company thereof.

     (c) During the period commencing on the date hereof and ending two years following the date upon which the Executive shall cease to be an employee of the Company or its affiliates, the Executive shall not, without the Company's prior written consent, directly or indirectly, (i) solicit or encourage to leave the employment or other service of the Company or any of its affiliates, any employee or independent contractor thereof or hire (on behalf of the Executive or any other person or entity) any employee or independent contractor who has left the employment or other service of the Company or any of its affiliates within one year of the termination of such employee's or independent contractor's employment or other service with the Company and its affiliates, or
(ii) solicit, contact, market to, work for, or assist others in soliciting any customer or client of the Company with whom the Company was in contact with or was providing goods and services to at the time of the Executive's termination of employment with the Company. During such period, the Executive will not, whether for his own account or for the account of any other person, firm, corporation or other business organization, intentionally interfere with the Company's or any of its affiliates' relationship with, or endeavor to entice away from the Company or any of its affiliates, any person who during the Term is or was a customer or client of the Company or any of its affiliates.

     (d) All memoranda, notes, lists, records, property and any other tangible product and documents (and all copies thereof) made, produced or compiled by the Executive or made available to the Executive concerning the Business of the Company and its affiliates shall be the Company's property and shall be delivered to the Company at any time on request.

            Rights and Remedies upon Breach of Restrictive Covenants.
            --------------------------------------------------------

     (a) The Executive acknowledges and agrees that any breach by him of any of the provisions of sections (a) through (d) above (the "Restrictive Covenants") would result in irreparable injury and damage for which money damages would not provide an adequate remedy. Therefore, if the Executive breaches, or threatens to commit a breach of, any of the Restrictive Covenants, the Company and its affiliates shall have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company and its affiliates under law or in equity (including, without limitation, the recovery of damages):

         (i) The right and remedy to have the Restrictive Covenants specifically enforced (without posting bond and without the need to prove damages) by any court having equity jurisdiction, including, without limitation, the right to an entry against the Executive of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants.

         (ii) The right and remedy to require the Executive to account for and pay over to the Company and its affiliates all compensation, profits, monies, accruals, increments or other benefits (collectively, "Benefits") derived or received by him as the result of any transactions constituting a breach of the Restrictive Covenants, and the Executive shall account for and pay over such Benefits to the Company and, if applicable, its affected affiliates.

     (b) The Executive agrees that in any action seeking specific performance or other equitable relief, he will not assert or contend that any of the provisions of these Restrictive Covenants are unreasonable or otherwise unenforceable. The existence of any claim or cause of action by the Executive, whether predicated on the Agreement or otherwise, shall not constitute a defense to the enforcement of the Restrictive Covenants.

Agreed to and accepted by:

 /s/ James J. Jones
-----------------------------

James J. Jones

ANNUAL CASH BONUS      Target:  Up to 40% of annual             $______
                       salary (At plan:1/2on
                       corporate financial results;
                       1/2 on individual results)


GRANTS OF LONG-TERM
INCENTIVES:            Deferred compensation                    _______ units
                       performance units
                       (Target value: $25 in 2002)

                       Performance shares                       _______ shares
                       (Target share price for early
                       vesting: $25-$30)

                       Subject   to   the   terms   and
                       conditions  200,000  shares of a
                       stock option  agreement  options
                       to  purchase  the common  stock,
                       par value  $0.0001  per share of
                       the Company,  subject,  however,
                       to   adjustment   prior  to  the
                       granting  thereof,  at the  good
                       faith    discretion    of    the
                       Company's     Chief    Executive
                       Officer,  based  on the  revised
                       capitalization  structure of the
                       Company    expected   to   occur
                       sometime  during  the next  four
                       month. The options shall vest in
                       three equal annual  installments
                       commencing    on    the    first
                       anniversary    date    of    the
                       Executive's  employment with the
                       Company,  at an  exercise  price
                       equal to the  average of the bid
                       and   asked   on  the  date  the
                       Executive  commences  employment
                       with the Company.

May 9, 2000

By Hand Delivery

Mr. James J. Jones
2715 Laurel Lane
Oak Harbor, WA 98277

            Re:  MIM Corporation/MIMRx.com
                 -------------------------

Dear J.J.:

            MIM Corporation, a Delaware corporation ("MIM"), would like to amend the letter of employment between you and MIM, dated as of March 2, 2000 (the "March 2 Employment Letter"), as follows:

1. Paragraph 3 of the March 2 Employment Letter is deleted and replaced in its entirety with the following:

"3.     BASE COMPENSATION:
        -----------------

Your base salary shall be at the rate of $225,000.00 per calendar year, payable bi-weekly, or at such other times as other employees of the Company are paid generally. Your performance and compensation shall be reviewed twelve (12) months after the commencement of your employment and every twelve (12) months thereafter. However, any increase in your compensation shall be in the Company's sole and absolute discretion."

Such amendment shall be retroactive to your start date with the Company.

2. A new Paragraph 4 entitled "Options to Purchase Common Stock" shall be added as follows:

"4. OPTIONS TO PURCHASE
    -------------------
    COMMON STOCK:
    ------------

As further compensation hereunder, effective upon the later to occur of the date you commence your employment with the Company and the date you execute the Option Agreement, the Company would grant to you 225,000 options ("Options") to purchase Company common stock ("Common Stock"), subject, however, to adjustment prior to the granting thereof, at the good faith discretion of the Company's Chief Executive Officer, based on the revised capitalization structure of the Company expected to occur sometime during the next four months. In no event would you receive less Options than other employees at your level (being President of an MIM subsidiary). Such Options shall vest in equal installments on the first, second and third anniversary dates of your employment. The grant and vesting of your options would be subject to the terms and conditions set forth in the form of Option Agreement. Such options shall be priced on the later to occur of (i) first day of your employment with the Company, and (ii) the date that the Company's Board of Directors authorizes and approves the plan as contemplated above."

Mr. James. J. Jones
Page 2
April 6, 2000


3. Paragraphs 4 - 16 of the March 2 Employment Letter shall be renumbered as appropriate.

4. All capitalized terms not defined herein shall have the meaning assigned thereto in the March 2 Employment Letter.

5. This amendment will be governed by, and construed and interpreted in accordance with the laws of the State of New York.


            If you are in agreement with the terms and conditions of your employment pursuant to this letter agreement, kindly execute this letter agreement in the space provided below and return it to the undersigned.

                                               Sincerely yours,

                                               MIM Corporation


                                               By: /s/ Richard H. Friedman
                                                  ------------------------
                                                  Name:
                                                  Title:


AGREED TO AND ACCEPTED BY:

            /s/ James J. Jones
----------------------------------------
Name:       Mr. James J. Jones